Exhibit 4.6

FORM OF SUPPLEMENTAL INDENTURE NO. 4

FORM OF SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture”), dated as of April 1, 2004, among Heritage Property Investment Trust, Inc., a Maryland corporation (the “Company”), Heritage Property Investment Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (“Heritage OP” and together with the Company, the “Guarantors”), Bradley Operating Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Partnership”), and LaSalle Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Partnership has previously executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 24, 1997 and three supplemental indentures, (a) Supplemental Indenture No. 1, dated as of November 24, 1997, providing for the issuance of an aggregate principal amount of $100,000,000 of 7% Notes due 2004, (b) Supplemental Indenture No. 2, dated as of January 28, 1998, providing for the issuance of an aggregate principal amount of $100,000,000 of 7.2% Notes due 2008, and (c) Supplemental Indenture No. 3, dated as of March 10, 2000, providing for the issuance of an aggregate principal amount of $75,000,000 of 8.875% Notes due 2006 (together, the “Notes”);

WHEREAS, simultaneously on the date hereof, the Company has executed and delivered to the Trustee an indenture (the “Company Indenture”) providing for the issuance by the Company of an aggregate principal amount of up to $200,000,000 of 5.125% Notes due 2014 (the “Company Notes”);

WHEREAS, pursuant to the Company Indenture, Heritage OP and the Partnership are executing and delivering to the Trustee a supplemental indenture pursuant to which each of Heritage OP and the Partnership will unconditionally guarantee all of the Company’s obligations under the Company Notes and the Company Indenture;

WHEREAS, in consideration for the Partnership’s execution of the guarantee referred to in the previous recital, the Company and Heritage OP have agreed to execute this supplemental indenture pursuant to which each of the Company and Heritage OP shall unconditionally guarantee all of the Partnership’s obligations under the Notes and the Indenture (the “Obligations”);

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes (“Holders”) as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each of the Guarantors hereby agrees as follows:

(a) Along with the other Guarantor named herein, to jointly and severally Guarantee to the Holders and their successors and assigns, that:

(i) the principal of, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Partnership to the Holders under the Indenture will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Obligation, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Obligations, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Partnership, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Partnership, any right to require a proceeding first against the Partnership, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the Obligations, and each Guarantor accepts all Obligations.

(e) If any Holder is required by any court or otherwise to return to the Partnership, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Partnership or the Guarantors, any amount paid by such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) A Guarantor shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article Five of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

(h) A Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) After giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under the Indenture, this Guarantee shall be limited to the maximum amount permissible such that the obligations of a Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) Each payment to be made by a Guarantor under this Guarantee in respect of the Obligations shall be payable in the currency or currencies in which such Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

3. EXECUTION AND DELIVERY. Each Guarantor agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

4. GUARANTOR MAY CONSOLIDATE, ETC. The ability of a Guarantor to sell all or substantially all of its assets to, or consolidate with, or merge with or into another Person shall be governed by Article Eight of the Indenture.

5. RELEASES. Subject to compliance with Section 4 hereof, in the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee. Upon delivery by the Partnership to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Partnership in accordance with the provisions of the Indenture and this supplemental indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of a Guarantor, as such, shall have any liability for any obligations of the Partnership or any Guarantor under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

7. NO OBLIGATION TO TAKE ACTION AGAINST THE PARTNERSHIP. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Obligations or against the Partnership or any other Person or any Property of the Partnership or any other Person before the Trustee is entitled to demand payment and performance by either or both Guarantors of their liabilities and obligations under this Guarantee.

8. DEFAULT AND ENFORCEMENT. If a Guarantor fails to pay in accordance with this Guarantee, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

9. COSTS AND EXPENSES. Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under this Guarantee.

10. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

11. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

12. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

13. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Partnership.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 1, 2004

HERITAGE PROPERTY INVESTMENT LIMITED PARTNERSHIP

By:

Name: Title:

HERITAGE PROPERTY INVESTMENT TRUST, INC.

By:

Name: Title:

BRADLEY OPERATING LIMITED PARTNERSHIP

By:

Name: Title:

LaSALLE NATIONAL BANK, As Trustee

By:

Authorized Signatory